EXHIBIT 10.21

Rayonier Incentive Stock Plan
Restricted Share Award Agreement

This Award Agreement is entered into by and between Rayonier Inc., a corporation organized under the laws of the State of North Carolina with its principal office at 1301 Riverplace Boulevard (the "Company"), and the undersigned qualified individual ("Key Employee"), pursuant to the Rayonier Incentive Stock Plan (the "Plan") as of this __ day of ____, 20__ (the “Effective Date”).
W I T N E S S E T H :

WHEREAS, the Compensation and Management Development Committee of the Company's Board of Directors, in its capacity as the Committee under the Plan (the "Committee"), desires to advance the best interests of the Company by recognizing the achievements of Key Employee and Key Employee’s continued responsibilities and providing Key Employee with an additional incentive to remain in the employ of the Company;
WHEREAS, by Resolution dated ___________, the Committee has expressed an intention to grant to Key Employee Common Shares of the Company (the "Shares"), with such Shares to vest on as provided in this Award Agreement, provided Key Employee remains continuously employed by the Company from the date hereof through the Vesting Date, subject to the provisions of this Award Agreement and of the Plan; and
WHEREAS, this Award Agreement is being entered into to convey Award of the Shares to Key Employee.
NOW THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:
1. Definitions
All capitalized terms not expressly defined in this Award Agreement and used herein shall have the same meaning set forth in the Plan, a copy of which is attached hereto as Exhibit A.
2. Award of Shares; Vesting
(a) Shares Awarded. Key Employee is hereby awarded ______ Shares, subject to the terms of this Award Agreement, as of the Effective Date.
(b) Vesting. Key Employee shall become vested with respect to, and thereupon have a non-forfeitable right to, the Shares granted pursuant to Section 2(a) on ______ (as such vesting date may be changed by Accelerated Vesting under Section 2(d), herein referred to as the "Vesting Date"); provided that, Key Employee shall have remained continuously in the employ of the Company (or any Participating Company) from the Effective Date through the Vesting Date.
(c) Termination of Employment. Except as provided in Section 2(d), if Key Employee's employment is terminated for any reason before the Vesting Date, then all of the Shares subject to this Award Agreement, and all dividends and accrued earnings thereon, shall immediately be forfeited to the Company, and Key Employee shall have no further rights to such Shares from and after the date of such termination.

(d) Accelerated Vesting. Vesting shall be accelerated and the new Vesting Date shall be (a) determined by the Committee where the Committee deems such action appropriate, in its sole discretion, to the extent permitted by the Plan and consistent with the Deferred Compensation Rules (defined below) as they may be applicable, or (b) the date of death of Key Employee if Key Employee shall die on or before the original Vesting Date while Key Employee is employed by the Company (or any Participating Company). Any event described in this Section 2(d) is referred to herein as “Accelerated Vesting.”)
(e) Tax Matters.
(i) Section 83(b) Election. The Key Employee may make an election to be taxed currently on the value of the Shares as of the Effective Date by timely filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and providing the Company with a copy thereof (the “Section 83(b) Election”). If Key Employee makes the Section 83(b) Election, Key Employee will be taxed currently on all dividends paid in respect of the Shares, without regard to the dividends being held in escrow as provided in Section 3(c) below.
(ii) Withholding Taxes. At the time of a Section 83(b) Election, or if no Section 83(b) Election has been made and the Shares have not been forfeited, on the Vesting Date, or at any other time when withholding is required under the Code, the Company shall have the right to require Key Employee to pay to the Company the amount of taxes that the Company is required to withhold or, in the Company’s discretion in lieu thereof, to retain, or sell without notice, a sufficient number of Shares held by it for Key Employee to cover the amount required to be withheld or to withhold from any other amounts due to Key Employee by the Company. The Company may deduct from all dividends paid with respect to Shares granted hereunder, and from any earnings deemed accrued thereon as hereinafter provided, the amount of taxes, if any, that the Company is required to withhold with respect to such amounts.
3. Restricted Shares
(a) Sale; Exchange, etc. Key Employee acknowledges and agrees that prior to the Vesting Date the Shares are subject to a restriction against sale, exchange, hypothecation, assignment, transfer (including by gift), pledge or other encumbrance, without the prior written consent of the Committee, which consent shall require of the proposed transferee an undertaking to be bound by the terms of this Award Agreement, including forfeiture upon the termination of the employment of Key Employee before the Vesting Date.
(b) Shareholder Rights. Subject to the vesting requirements provided for herein, Key Employee, as the owner of Shares granted hereunder, shall have all the rights of a shareholder, including but not limited to, the right to vote such Shares and, subject to Section 3(c) below, the right to receive all dividends declared or paid on such Shares.
(c) Dividends.
(i) Dividends Accumulated. All dividends paid on the Shares granted to Key Employee under this Award Agreement, or on Shares issued as a dividend with respect to the Shares so granted, shall be withheld and accumulated by the Company until the Payout Date (as provided in Section 3(c)(iii) below) or forfeited. (Any dividends paid in shares of Common Stock shall be deemed to be additional Shares and held pursuant to Section 3(d) below.)
(ii) Interest on Withheld Cash Dividends. The Key Employee shall be credited and paid an amount equal to the amount that would have accrued on all dividends paid solely or partly in cash and accumulated under Section 3(c)(i) in respect of Shares vested on the Vesting Date, had such amounts earned interest at a rate equal to prime rate as reported in the Wall Street Journal, adjusted and compounded annually, from the date such cash dividends were paid by the Company on such Shares.

(iii) Payout Date. If Key Employee has made a Section 83(b) Election with respect to the Shares, the Payout Date shall be not later than fifteen (15) days following the Vesting Date. If Key Employee has not made a Section 83(b) Election, the Payout Date shall be the later of (x) the date determined under the preceding sentence or (y) if required by the Deferred Compensation Rules, in the case of Accelerated Vesting or in the event that Key Employee’s employment is terminated on the Vesting Date, six months after the Vesting Date.
(iv) Unfunded Obligation. Insofar as this Section 3(c) provides for payments to Key Employee in cash, this obligation shall be unfunded. Although bookkeeping accounts may be established with respect to Key Employee by virtue of the operations of this Section 3(c), any such accounts are merely a bookkeeping convenience. Any liability of the Company to Key Employee shall be based solely upon the contractual obligation arising under this Award Agreement.
(d) Escrowed Share Certificates; Legend; Delivery. Each certificate in respect of Shares granted pursuant to this Award Agreement or paid as dividends on Shares so granted shall be registered in the name of Key Employee, but shall be retained by the Company on behalf of Key Employee, together with a stock power endorsed in blank, until the Shares represented thereby have vested or been forfeited as provided herein. Key Employee (and any consented-to transferee) shall execute such additional stock powers as may be required from time to time hereunder. All certificates representing the Shares shall bear the following legend:
"The transferability of this certificate and the Shares represented hereby are subject to terms and conditions, including forfeiture, contained in a Rayonier Incentive Stock Plan Restricted Share Award Agreement between the owner hereof and Rayonier Inc. Copies of such Award Agreement are on file in the office of the Secretary of Rayonier Inc."
The certificates shall be maintained in the United States by the Secretary of the Company for safekeeping prior to the Vesting Date. Certificates for Shares shall be delivered to Key Employee, free of the legend described above, within fifteen (15) days after the Vesting Date. If Accelerated Vesting has occurred as a result of a Change in Control (as defined in Section 10 of the Plan) and Key Employee holds Restricted Stock on the date of such Accelerated Vesting, Key Employee may tender such Restricted Stock to the Company, and the Company shall pay the Formula Price (as defined in Section 10 of the Plan), provided that such Restricted Stock shall have been tendered to the Company within sixty (60) calendar days of the Vesting Date.
4. Conformity with Securities Laws
The grant of Shares hereunder (and any transfers thereof) are subject to compliance with all applicable securities laws. Key Employee hereby represents to the Company that Key Employee is acquiring the Shares for investment and not with a view to the distribution thereof and that Key Employee has had full and complete access to the financial statements of the Company and to the Company's senior management. The certificates representing Shares issued by the Company pursuant to this Award Agreement may bear a legend describing the restrictions on resale thereof under applicable securities laws, and stop transfer orders with respect to such certificates may be entered in the stock transfer records of the Company.

5. Miscellaneous
(a) Assignments and Transfers. The rights and interests of Key Employee under this Award Agreement may not be assigned, encumbered or transferred.

(b) No Right to Employment. Neither this Award Agreement nor any action taken hereunder shall be construed as giving Key Employee any right to be retained in the employ of any Participating Company.
(c) Headings. The headings contained in this Award Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
(d) Consistency with the Plan. This Award Agreement is subject to all the provisions of the Plan. It is expressly agreed and understood that in the case of any inconsistency between the provisions of this Award Agreement and the Plan, the provisions of the Plan shall control, as determined in the sole judgment of the Committee.
(e) Deferred Compensation Rules. To the extent applicable hereto, this Award Agreement shall be interpreted and applied in compliance with Section 409A of the Code and such IRS Notices and Treasury Regulations as may be promulgated thereunder (collectively, the “Deferred Compensation Rules”) and to the extent applicable hereto any provision of this Award Agreement found not to be in compliance therewith shall be amended as necessary to comply therewith, determined in the sole discretion of the Committee, retroactively to the date hereof.
(f) Applicable Law. The interpretation of the provisions hereof shall be governed by the laws of the State of Florida.
IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed and delivered on the Effective Date first above written.

KEY EMPLOYEE _____________________________ [Name] [Address]	RAYONIER INC. ____________________________ [Name] [Title]